Change of Independent Auditor:

On May 20th 2004, Ernst & Young LLP ("E&Y") was dismissed as independent auditor for the Funds. KPMG LLP ("KPMG") was selected as the Funds' independent registered public accountant for the 2004 fiscal year. The selection of KPMG was recommended by the Funds' Audit Committee, comprised of Non-Interested Directors, and was approved by the Fund's Board of Directors.

E&Y's reports on the fund's financial statements for the year ended
December 31, 2003 and year ended December 31, 2002 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During such fiscal periods, and through the date of engagement of KPMG, there were no disagreements between the Funds and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, with such disagreements, if not resolved to the satisfaction of E&Y, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the financial statements for such periods.